Loan Agreement

This Agreement made on May 22, 2019 This Agreement comes into force on May 22, 2019

This Loan Agreement (the “Agreement”) is made between of the first part Alixo-Yolloo Corporation , located at Business Center Sunkar, Building 47B, Aktau, 130002, Kazakhstan (the “Company”) and of the second part Rassul Sadakbayev, located at Business Center Sunkar, Building 47B, Aktau, 130002, Kazakhstan (“Director”).

In respect that:

(1)	The Company requires funding in connection with business operations;
(2)	Director has agreed to loan $43,000 (the “Loan Amount”) to the Company, on certain terms and conditions contained herein;

Now therefore this agreement witnesses:

In consideration if the Company needs more than forty-three thousand (43,000) US Dollars from Director, this Agreement become useful. The parties hereto agree as follows:

o	Director hereby has agreed to loan the Loan Amount to the Company in the event of not raising sufficient amount of funds from the offering in accordance to the Form S-1 registration statement of the Company;
o	Director hereby agrees to loan the Loan Amount to the Company on demand of the Company;
o	The Company will conduct the repayments of all amount of Director’s loan accordingly to the sequence of loans;
o	Director will be repaid from revenues of the Company, when it starts earning significant revenues;
o	Advanced Loan funds are non-interest bearing, secured and payable upon demand;

Any additional funds that Director loans to the Company subsequent to this Agreement are subject to the same terms as this Agreement, unless otherwise agreed in writing.

In witness whereof:

The parties hereto have agreed to the terms above, and the Agreement becomes affective in the day and year first above written.

The “Company” Alixo-Yolloo Corporation /s/______________Rassul Sadakbayev

Director /s/______________Rassul Sabakbayev

(President, Director, Secretary and Treasurer)